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                                                                   EXHIBIT 10.36

                                      LEASE

      THIS LEASE (this "LEASE") is made and entered into as of the 30th day of December, 2004, by and between PAPAGO PARAGON PARTNERS, LLC, an Arizona limited liability company ("LESSOR") and THREE-FIVE SYSTEMS, INC., a Delaware corporation ("LESSEE").

                                   WITNESSETH:

      For and in consideration of the mutual agreements, covenants and promises set forth in this Lease and for other good and valuable consideration, Lessor and Lessee agree as follows:

      1. LEASED PREMISES: Lessor leases to Lessee and Lessee accepts and leases from Lessor, upon the terms and conditions set forth in this Lease, that certain real property located in Tempe, Maricopa County, Arizona, consisting of approximately Five and 73/100 (5.73) acres and more particularly described on EXHIBIT "A" attached to this Lease, together with all rights, privileges, appurtenances and hereditaments thereto (the "LAND") and the building containing approximately ninety seven thousand two hundred ten (97,210) rentable square feet and other improvements now or hereafter located on the Land (the "IMPROVEMENTS"; the Land and the Improvements being collectively called the "PREMISES"), which is that certain real property located at 1600 North Desert Drive, Tempe, Arizona 85281.

      2.    DURATION OF LEASE This Lease shall be in effect for a period of five
(5) years (the "LEASE TERM") commencing December 31, 2004 (the "COMMENCEMENT DATE") and expiring on the date that is the last day of the calendar month that is five (5) years thereafter, being December 30, 2009, unless this Lease shall be sooner terminated as hereinafter provided. At the termination of this Lease, all items of rent, taxes, insurance, utilities and other matters shall be adjusted and prorated as of the date of termination, and Lessee shall pay to Lessor, or Lessor shall pay to Lessee, as the case may be, such sums as shall be required to accomplish the proration.

      3. MASTER LEASE: This Lease is subject and subordinate to that certain Ground Lease dated March 6, 1989 by and between the Salt River Project Agricultural Improvement and Power District, as lessor and Papago Park Center, Inc., as lessee and that certain Papago Park Center Ground Sublease between Papago Park Center, Inc., as landlord and Three-Five Systems, Inc., as Tenant, a Non-Disturbance, Recognition and Attornment Agreement between Three-Five Systems, Inc., Papago Park Center, Inc. and the Salt River Project Agricultural Improvement and Power District dated April 1, 1994; as evidenced by a Memorandum of Non-Disturbance, Recognition and Attornment Agreement dated April 1, 1994 and recorded April 8, 1994 in the Official Records of Maricopa County, Arizona as Instrument No. 94-0287165 (collectively, the "MASTER LEASE"), the interest therein of Three-Five Systems, Inc. having been acquired by Lessor immediately prior the Commencement Date. For the benefit of the lessor under the Master Lease, Lessee acknowledges that this Lease shall be subject and subordinate to the Master Lease and the rights of the lessor under the Master Lease. In the event the Master Lease is terminated, Lessee will attorn to the lessor under the Master Lease as provided in ARTICLE 16 of the Master Lease.

      4. RENT: Lessee shall, commencing on the Commencement Date and on the first day of each calendar month thereafter, pay to Lessor as base rent (the "BASE RENT") the sum of One Hundred Seven Thousand Three Hundred Thirty Six and 04/100 Dollars ($107,336.04) per month (One Million Two Hundred Eighty Eight Thousand Thirty Two and 50/100 Dollars ($1,288,032.50) per annum). For the

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benefit of the lessor under the Master Lease, Lessor and Lessee confirm that the
Base Rent payable under this Lease equals or exceeds a reasonable share of the minimum rent payable under the Master Lease.

      5. PAYMENT OF RENT: Lessee shall pay the monthly installments of Base Rent and all other sums due under this Lease to Lessor, without notice or demand, and without deduction, abatement or setoff, on the first day of each month during the Lease Term, at c/o Paragon Properties, 7202 East Carefree Drive, Suite 200, Post Office Box 5061, Carefree, Arizona 85377, or at such other place, or to such other person or persons as Lessor may designate in writing. All sums due under this Lease shall be payable in current legal tender of the United States of America. The extension of time for the payment of any installment of Base Rent or any other sums due under this Lease, or the acceptance by Lessor of any late payment, will not constitute the waiver of the right of Lessor to insist on having all other payments due under this Lease made in the manner and at the time herein specified.

      6. LATE CHARGES: If any amount due to Lessor is not received in full by Lessor on or before five (5) days after the date any such payment is due, then Lessee shall pay to Lessor a late payment charge in the amount of five percent (5%) of the delinquent payment. The parties acknowledge that the damages Lessor will suffer in the event of late payments would be extremely difficult to calculate and the parties agree that the foregoing late payment charge is a reasonable estimate of Lessor's probable damages, and as such, constitutes a reasonable charge for the expenses Lessor will suffer if Lessee fails to pay any such sum when due, and is not a penalty. No payments need be accepted after such five (5) day period unless accompanied by the late payment charge. This provision shall not be construed to allow or permit Lessee to make payments after the due date, or to waive any of Lessor's rights in connection with delinquent payments.

      7. ADDITIONAL RENT: In addition to Base Rent, all other amounts to be paid by Lessee to Lessor pursuant to this Lease, if any, shall be deemed to be Additional Rent (herein so called), whether or not designated as such and shall be due and payable upon demand or together with the next succeeding installment of Base Rent, whichever shall first occur. Lessor shall have the same remedies for the failure to pay Additional Rent as for the nonpayment of Base Rent.

      8.    TAXES:

            (a) OCCUPANCY, SALES AND RENT TAXES: In addition to and together with its payments of Base Rent and Additional Rent, Lessee shall pay to Lessor any governmental taxes now or in the future imposed on Base Rent, Additional Rent and other charges collected or paid pursuant to the terms of this Lease, including, without limitation, state, county or local rental, occupancy, sales, transaction privilege and excise taxes.

            (b) PERSONAL PROPERTY TAXES: Lessee shall pay to the appropriate taxing authority, not later than ten (10) days prior to delinquency, all personal property taxes assessed against any personal property of Lessee located on or used in connection with the Premises.

            (c) REAL PROPERTY TAXES: Lessee shall pay all real property taxes and assessments (including, but not limited to, water, irrigation project, sewer, street, paving and other improvement lien assessments) against the Premises commencing on the Commencement Date. Lessee shall arrange for the bill for all real property taxes and assessments to be sent directly from the taxing authorities to Lessee and Lessee shall pay all such real property taxes and assessments to the appropriate taxing authorities prior to delinquency. Lessee shall, promptly following Lessor's written request, provide to Lessor written evidence

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of timely payment. Notwithstanding the provisions of this PARAGRAPH 8(c) to the contrary, at any time following the occurrence of an Event of Default (as defined in PARAGRAPH 24 below) with respect to any monetary obligation of Lessee under this Lease, Lessor may, upon written notice to Lessee, require that Lessee pay one-twelfth (1/12) of the estimated annual amount of such real estate taxes and assessments to Lessor, together with and at the same time that each monthly installment of Base Rent is due pursuant to PARAGRAPHS 4 AND 5 above. In such event, Lessor shall notify Lessee of the most current tax assessment against the Premises, together with Lessor's computation of the monthly amount of such tax to be paid by Lessee. At the end of each full tax year during the Lease Term and again at the expiration or termination of this Lease, Lessor and Lessee shall calculate the actual tax paid or owing for the Premises, and Lessee shall be credited or charged, as the case may be, for such adjustments as may be necessary by reason of any difference between the actual amounts determined by Lessor to have been paid or owing for the Premises (or the pro-rata portion of such amount notwithstanding that payment to the taxing authority may not then be due) and the amount of such taxes actually paid by Lessee to Lessor.

      9. USE OF LEASED PREMISES: Lessee may occupy and use the Premises throughout the Lease Term for such purposes and uses as may be permitted from time to time under the Master Lease and for no other purpose. Lessee shall not use or occupy or permit the Premises to be used or occupied, nor to do or permit anything to be done in or on the Premises, in a manner which will in any way make void or voidable any insurance then in force with respect thereto. Further, Lessee shall not use or occupy the Premises, nor permit anything to be done in or on the Premises which will constitute a public or private nuisance, or which will violate the rights of adjoining landowners and Lessee shall not use or occupy or permit the Premises to be used or occupied in any manner which will violate any laws. Lessee shall fully comply with the Master Lease (except the obligation to pay minimum rent under the Master Lease) and all covenants, conditions and restrictions imposed upon the Land. Throughout the Lease Term, Lessee, at its sole cost and expense, shall promptly remove any violation and shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, and municipal governments, courts, departments, commissions, boards, any national or local Insurance Rating Bureau, or any other body exercising functions similar to those of any of the foregoing, radical, foreseen or unforeseen, ordinary as well as extraordinary, which may be related to the Premises, or any part thereof, or to the use or manner of use of the Premises, or any part thereof, whether or not the correction or removal so necessitated shall have been foreseen or unforeseen or whether the same shall involve radical, extraordinary, or capital construction or other disposition. Lessee shall not do or suffer any waste, damage, disfigurement or injury to the Premises or any part thereof.

      10. DISCONTINUANCE OF BUSINESS OPERATIONS: In the event the Master Lease is terminated and Lessee is not occupying and conducing business in at least forty percent (40%) of the Improvements or in the event the Base Rent payable under this Lease does not yield to the lessor under the Master Lease the net amount of minimum rent payable under the Master Lease (after considering the expenses incurred by the Lessor under the Master Lease to hold, operate and manage the Premises (if any)), then notwithstanding the non-disturbance provisions of ARTICLE 16 of the Master Lease, the Lessor under the Master Lease shall have the right to terminate this Lease at any time after the expiration of the first nine (9) years of the Lease Term upon providing to Lessee one (1) year's prior written notice and by paying to Lessee a termination payment equal to one (1) year's Base Rent then payable as of the effective date of such termination.

      11. ALTERATIONS AND IMPROVEMENTS: Lessee shall have the right, at Lessee's sole cost and expense, to make interior, non-structural alterations and improvements to the Premises without the need to seek the prior written consent of Lessor and, as required, by the Architectural Committee of the Board of Papago Park Center's Owner's Association, as contained in the Declaration of Covenants, Conditions and

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Restrictions for Papago Park Center (MCR 90-336258) (the "Declaration"). Any
exterior or structural alterations and improvements to the Premises shall require the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. It shall not be deemed unreasonable for Lessor to withhold the requested consent if Lessor's lender will not approve the proposed alterations/improvements; provided, however, that Lessor agrees to cause Lessor's lender to agree in writing that Lessor's lender's approval will not be unreasonably withheld, delayed or conditioned. If Lessee wishes to make exterior or structural alterations or improvements to the Premises, Lessee's request for consent shall be accompanied by plans and specifications prepared by a licensed architect or a licensed structural engineer. All improvements shall be made in a good, workmanlike and lien-free manner, in compliance with the requirements of the Master Lease and all applicable governmental regulations. All alterations, improvements, additions and fixtures made or installed by Lessee shall remain upon the Premises at the expiration or earlier termination of this Lease and shall become the property of Lessor, unless Lessor shall, either prior to the expiration or termination of this Lease, or within ten (10) days after the termination or expiration of this Lease, give written notice to Lessee directing Lessee to remove the same or such of the same as shall be specified by Lessor, and all damage occasioned in connection with such removal shall be repaired by Lessee at its sole cost and expense.

      12. MAINTENANCE AND REPAIRS: Lessee, at its sole cost and expense, shall maintain in good order and repair (making all necessary replacements, renewals, and alterations, thereto) all portions of the Premises, interior and exterior, glass, doors, signs, interior walls, ceilings, roof, parking areas, landscaping, plumbing, heating, cooling, refrigeration (as to which heating and refrigeration elements Lessee shall acquire and maintain during the term an HVAC maintenance agreement with a licensed HVAC contractor for monthly changing of filters and routine work, a copy of which contract shall be provided Lessor), electrical systems, fixtures, plumbing systems and all other improvements now or hereafter located on the Premises. Lessee hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Lessor and Lessee acknowledge and agree that prior to the Commencement Date, Lessee caused the Improvements to be constructed on the land and Lessee has been occupying the Premises since August 1, 1995. As such, Lessee acknowledges, represents and warrants to Lessor that no representations, inducements, understanding or anything of any nature whatsoever, made, stated or represented by Lessor or anyone acting for or on Lessor's behalf, either orally or in writing, have induced Lessee to enter into this Lease, and Lessee acknowledges, represents and warrants that Lessee has entered into this Lease under and by virtue of Lessee's own independent investigation. Lessee hereby accepts the Premises in an "AS IS" and "WHERE IS" condition without warranty of any kind, express or implied, including, without limitation, any warranty as to title, physical condition or the presence or absence of Hazardous Materials, and if the Premises are not in all respects entirely suitable for the use or uses to which the Premises or any part thereof will be put, then it is the sole responsibility and obligation of Lessee to take such action as may be necessary to place the Premises in a condition entirely suitable for such use or uses. IN CONNECTION WITH THE ABOVE, LESSEE HEREBY ACKNOWLEDGES AND REPRESENTS TO LESSOR, THAT LESSEE CAUSED THE IMPROVEMENTS TO BE CONSTRUCTED ON THE LAND AND HAS OCCUPIED THE IMPROVEMENTS SINCE AUGUST 1, 1995, LESSEE HAS HAD AMPLE OPPORTUNITY TO INSPECT AND EVALUATE THE PREMISES AND THE FEASIBILITY OF THE USES AND ACTIVITIES LESSEE IS ENTITLED TO CONDUCT THEREON; THAT LESSEE IS EXPERIENCED; THAT LESSEE WILL RELY ENTIRELY ON LESSEE'S EXPERIENCE, EXPERTISE AND ITS OWN INSPECTION OF THE PREMISES IN ITS CURRENT STATE IN PROCEEDING WITH THIS LEASE; THAT LESSEE ACCEPTS THE PREMISES IN ITS PRESENT CONDITION, AND THAT, TO THE EXTENT THAT LESSEE'S OWN EXPERIENCE WITH RESPECT TO ANY OF THE FOREGOING IS INSUFFICIENT TO

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ENABLE LESSEE TO REACH AND FORM A CONCLUSION, LESSEE HAS ENGAGED THE SERVICES OF
PERSONS QUALIFIED TO ADVISE LESSEE WITH RESPECT TO SUCH MATTERS. LESSEE IS NOT RELYING ON ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN REPRESENTATIONS, OR
WARRANTIES MADE BY LESSOR OR ITS REPRESENTATIVES, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS LEASE.

                                                         _______________________
                                                         Lessee's Initials

      13. ACCESS: Lessor and its authorized representatives shall have, at all reasonable times, upon not less than forty-eight (48) hours advance notice (except in the event of an emergency, in which event only such notice as may be reasonable under the circumstances shall be required), the right to enter the Premises to inspect the same.

      14.   INDEMNIFICATION AND INSURANCE:

            (a)   INDEMNIFICATION AND WAIVER

                  (i) INDEMNITY: To the fullest extent permitted by law, from and after the Commencement Date, Lessee shall, at Lessee's sole cost and expense, Indemnify Lessor Parties against all Claims arising from (i) any Personal Injury, Bodily Injury or Property Damage whatsoever occurring in or at the Premises; (ii) any Bodily Injury to an employee of a Lessee Party arising out of and in the course of employment of the employee and occurring anywhere in the Property; (iii) the use or occupancy, or manner of use or occupancy, or conduct or management of the Premises or of any business therein; (iv) subject to the waiver of subrogation provisions of this Lease, any act, error, omission or negligence of any of the Lessee Parties in, on or about the Premises or the Property; (v) the conduct of Lessee's business; (vi) any alterations, activities, work or things done, omitted, permitted or allowed by Lessee Parties in, at or about the Premises or Property, including the violation of or failure to comply with, or the alleged violation of or alleged failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, or judgments in existence on the date of the Lease or enacted, promulgated or issued after the date of this Lease including Hazardous Materials Laws (defined below); (vii) any breach or default by Lessee in the full and prompt payment of any amount due under this Lease, any breach, violation or nonperformance of any term, condition, covenant or other obligation of Lessee under this Lease, or any misrepresentation made by Lessee or any guarantor of Lessee's obligations in connection with this Lease; (viii) all damages sustained by Lessor as a result of any holdover by Lessee or any Lessee Party in the Premises including, but not limited to, any claims by another tenant resulting from a delay by Lessor in delivering possession of the Premises to such tenant;
(ix) any liens or encumbrances arising out of any work performed or materials furnished by or for Lessee; or (x) any matter enumerated in PARAGRAPH 14(a)(ii) below.

                  (ii) WAIVERS: To the fullest extent permitted by law, from and after the execution of this Lease by Lessor and Lessee, Lessee, on behalf of all Lessee Parties, Waives all Claims against Lessor Parties arising from the following: (i) any Personal Injury, Bodily Injury, or Property Damage occurring in or at the Premises; (ii) any loss of or damage to property of a Lessee Party located in the Premises or other part of the Premises by theft or otherwise;
(iii) any Personal Injury, Bodily Injury, or Property Damage to any Lessee Party caused by other tenants of the Premises, parties not occupying space in the Property, occupants of property adjacent to the Premises, or the public or by the construction of any private, public, or quasi-public work occurring either in the Premises or elsewhere in the Premises; (iv) any

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interruption or stoppage of any utility service or for any damage to persons or property resulting from such stoppage; (v) business interruption or loss of use of the Premises suffered by Lessee; (vi) any latent defect in construction of the Improvements; (vii) damages or injuries or interference with Lessee's business, loss of occupancy or quiet enjoyment and any other loss resulting from the exercise by Lessor of any right or the performance by Lessor of Lessor's maintenance or other obligations under this Lease, or (viii) any Bodily Injury to an employee of a Lessee Party arising out of and in the course of employment of the employee and occurring anywhere in the Premises.

                  (iii) DEFINITIONS: For purposes of this PARAGRAPH 14: (i) the term "LESSEE PARTIES" means Lessee, any assignee or sublessee of Lessee and their respective officers, directors, shareholders, members, partners, affiliates, board members, staff, employees, members, agents, principals, independent contractors, attorneys, accountants and representatives of the referenced person and the predecessors, heirs, successors and assigns of any such person (collectively, "REPRESENTATIVES"), and all persons and entities claiming through any of these persons or entities; (ii) the term "LESSOR PARTIES" means Lessor, Lessor's Representatives, the lessor under the Master Lease, the fee owner of the Land and all persons and entities claiming through any of these persons or entities; (iii) the term "INDEMNIFY" means indemnify, defend (with counsel reasonably acceptable to Lessor) and hold free and harmless for, from and against; (iv) the term "CLAIMS" means all liabilities, claims, damages (including consequential damages), losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or at equity or otherwise), suits, proceedings, judgments, disbursements, charges, assessments, and expenses (including attorneys' and experts' fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding);
(v) the term "WAIVES" means that the Lessee Parties waive and knowingly and voluntarily assume the risk of; and (vi) the terms "BODILY INJURY", "PERSONAL INJURY" and "PROPERTY DAMAGE" will have the same meanings as in the form of commercial general insurance policy issued by Insurance Services Office, Inc. most recently prior to the date of the injury or loss in question.

                  (iv) SCOPE OF INDEMNITIES AND WAIVERS: It is the intent of Lessor and Lessee that the indemnities and waivers contained in this PARAGRAPH 14 shall apply regardless of the active or passive negligence or sole, joint, concurrent, or comparative negligence of any of the Lessor Parties, and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on any of the Lessor Parties. The indemnities and waivers contained in this PARAGRAPH 14 shall apply even if a Claim against a Lessor Party was proximately caused by the negligence of that Lessor Party, but only to the extent of insurance (or self insurance) maintained (or required to be maintained) by Lessee under this Lease.

                  (v) DUTY TO DEFEND: Lessee's duty to defend Lessor Parties is separate and independent of Lessee's duty to Indemnify Lessor Parties. Lessee's duty to defend includes Claims for which Lessor Parties may be liable without fault or may be strictly liable. Lessee's duty to defend applies regardless of whether issues of negligence, liability, fault, default or other obligation on the part of Lessee Parties have been determined. Lessee's duty to defend applies immediately, regardless of whether Lessor Parties have paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to any Claims. It is the express intention of Lessor and Lessee that Lessor Parties will be entitled to obtain summary adjudication regarding Lessee's duty to defend Lessor Parties at any stage of any Claim within the scope of this PARAGRAPH 14.

                  (vi) OBLIGATIONS INDEPENDENT OF INSURANCE: The indemnification provided in this PARAGRAPH 14 shall not be construed or interpreted as in any way restricting, limiting or modifying Lessee's insurance or other obligations under this Lease, and the provisions of this PARAGRAPH 14 are independent of Lessee's insurance and other obligations. Lessee's compliance with the insurance

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requirements and other obligations under this Lease does not in any way restrict, limit or modify Lessee's indemnification obligations under this Lease.

                  (vii) SURVIVAL: The provisions of this PARAGRAPH 14 will survive the expiration or earlier termination of this Lease until all Claims against Lessor Parties involving any of the indemnified or waived matters are fully and finally barred by the applicable statutes of limitations.

            (b) WAIVER OF SUBROGATION: Lessor and Lessee each hereby waive any rights one may have against the other and their respective Representatives, on account of any loss or damage occasioned to Lessor or Lessee, as the case may be, or their respective property, the Premises, or its contents arising from any risk generally covered by a policy of "CAUSES OF LOSS - SPECIAL FORM" property insurance and from any risk covered by any policy of property insurance (or self insurance) then in effect. In addition, Lessor and Lessee, for themselves and on behalf of their respective insurance companies, waive any right of subrogation that any such insurance company may have against Lessor, Lessor's lender or Lessee, and their respective Representatives as the case may be. It is the intent of the parties that with respect to any loss from a named peril required to be covered under a policy of property insurance, the parties shall look solely to their respective insurance company for recovery. The foregoing waivers of subrogation shall be operative only so long as available in the State of Arizona and provided further that no policy of insurance is invalidated thereby.

            (c) LESSEE'S INSURANCE: From and after the Commencement Date, Lessee shall carry, at Lessee's sole cost and expense, the following types of insurance, in the amounts specified or in such higher amounts as may be reasonably requested by Lessor and which are customary in the Phoenix, Arizona metropolitan area.

                  (i) Commercial general liability insurance for personal injury, bodily injury (including wrongful death) and damage to property with a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00), per occurrence, Five Million and No/100 Dollars ($5,000,000.00), annual aggregate, insuring against any and all liability of the insured with respect to the Premises, or arising out of the maintenance, use or occupancy thereof, including Premises operations, products and completed operations and owned, hired and non-owned automobiles, utilizing ISO policy form CG 0001, or its equivalent. The commercial general liability insurance policy shall contain a contractual liability endorsement specifically deleting the contractual liability exclusion for Personal Injury. The policy required pursuant to the provisions of this PARAGRAPH 14(c)(i) shall not have a deductible in excess of Ten Thousand and No/100 Dollars ($10,000.00).

                  (ii) A policy or policies of workers' compensation insurance with an insurance carrier and in amounts approved by the Industrial Commission of the State of Arizona and a policy of employer's liability insurance with limits of liability not less than One Million and No/100 Dollars ($1,000,000.00), each accident; One Million and No/100 Dollars ($1,000,000.00), disease policy limit; and One Million and No/100 Dollars ($1,000,000.00), disease each employee. Both such policies shall contain waivers of subrogation in favor of Lessor.

                  (iii) "CAUSES OF LOSS-SPECIAL FORM" property insurance, including coverage for flood, terrorism, sprinkler leakage, vandalism and malicious mischief covering the entire Premises (Land and Improvements), including all of Lessee's leasehold improvements, alterations, additions or improvements made pursuant to PARAGRAPHS 10 AND 11, removable personal property from time to time in, on or upon the Premises, in an amount not less than one hundred percent (100%) of the full replacement cost

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of the Premises without depreciation, together with insurance against sprinkler damage, vandalism and malicious mischief, as well as the following endorsements: boiler and machinery, difference in conditions, business income and extra expense (with extended period of indemnity), service interruption and building ordinance or law and against such other risks or hazards and in such amounts as the Lessor shall reasonably require. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of PARAGRAPH 16. The policy required pursuant to this PARAGRAPH 14(c)(iii) shall not have a deductible in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00).

                  (iv) If all or any portion of the Premises is used for the sale of alcoholic beverages (whether for on premises or off premises consumption), the policy of commercial general liability insurance required pursuant to clause (i) above shall include coverage for employer's liability, host liquor liability, liquor liability and so-called "DRAM SHOP" liability coverage with a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00), per occurrence.

                  (v) Appropriate insurance coverage insuring Lessor and Lessee against any and all liability with respect to the release, transportation and/or use by Lessee, any sublessee or assignee of Lessee and/or their respective agents, servants, contractors or employees of Hazardous Materials during the Lease Term and for such additional periods of time within which Lessor or Lessee may be liable with respect to Hazardous Materials (as defined in PARAGRAPH 50 below) under applicable Hazardous Materials Laws (as defined in PARAGRAPH 50 below). Such insurance shall be carried in amounts, in a form and from carriers as Lessor shall reasonably approve and shall name Lessor as an additional insured.

                  (vi) During the course of construction of any Improvements on the Land, Lessee shall procure and maintain in full force and effect "CAUSES OF LOSS - SPECIAL FORM" builder's risk insurance, including coverage for vandalism and malicious mischief satisfying the requirements of PARAGRAPH 14(d)(iii) above. The policies of builder's risk insurance shall cover Improvements in place and all material and equipment at the job site furnished under contract, but may exclude contractors', subcontractors' and construction manager's tools and equipment and property owned by contractors' or subcontractors' employees.

All policies of insurance to be procured by Lessee shall be issued by insurance companies having a claims paying rating ability of not less than NAIC 1 as established by the Securities Valuation Office of the National Association of Insurance Commissioners (or an equivalent Standard & Poors, Moody's or Duff & Phelps rating), qualified to do business in the State of Arizona. All property policies shall be issued in the name of Lessee, and shall name Lessor as a "LOSS PAYEE". All liability policies obtained by Lessee shall name Lessor, any lender to Lessor, the lessor under the Master Lease and the fee owner of the Land as additional insureds. In addition, Lessee's liability insurance policies shall be endorsed as needed to provide cross-liability coverage for Lessee, Lessor, any lender of Lessor, the lessor under the Master Lease and the fee owner of the Land and shall provide for severability of interests. Evidence of insurance meeting the requirements of Acord Form No. 27 (March 1993) or such other evidence as may be reasonably acceptable to Lessor and evidence of required additional insured endorsements on ISO Form CG 20-26 (collectively referred to in this PARAGRAPH 14(c) as "CERTIFICATES") shall be delivered to Lessor within ten (10) days after the Commencement Date and thereafter, executed copies of renewal policies or Certificates thereof shall be delivered to Lessor within thirty (30) days prior to the expiration of the term of each such policy. All commercial general liability insurance policies shall contain a provision that Lessor, although named as an additional insured, shall nevertheless be entitled to recovery under the policy for any loss occasioned to

Lessor and its Representatives by reason of the negligence of Lessee. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Lessee in like manner and to like extent. All policies of insurance delivered to Lessor must contain a provision that the company writing the policy will give Lessor twenty (20) days notice in writing in advance of any cancellation or lapse or the effective date of any material change in the policy, including any reduction in the amounts of insurance. All commercial general liability, property damage and other casualty policies shall be written as primary policies and shall provide that any insurance which Lessor may carry is strictly excess, secondary and non-contributing with any insurance carried by Lessee. The insurance requirements contained in this PARAGRAPH 14 are independent of Lessee's waiver, indemnification and other obligations under this Lease and shall not be construed or interpreted in any way to restrict, limit or modify Lessee's waiver, indemnification or other obligations or to in any way limit Lessee's obligations under this Lease.

            (d) SELF INSURANCE: Lessee shall have the right to self-insure for the liability insurance and the property insurance required by this PARAGRAPH 14, subject to the requirements of this PARAGRAPH 14(d):

                  (i) For purposes of this PARAGRAPH 14(d), "SELF-INSURANCE" shall mean that Lessee is itself acting as though it were the insurance company providing the insurance required under the provisions of this PARAGRAPH 14 and Lessee shall pay any amounts due in lieu of insurance proceeds as required under the provisions of this Lease, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

                  (ii) All amounts which Lessee pays or is required to pay and all losses or damages resulting from risks for which Lessee has elected to self-insure shall be subject to the waiver of subrogation provisions in PARAGRAPH 14(b) above and shall not limit Lessee's indemnification obligations set forth in PARAGRAPH 14(a) above.

                  (iii) Lessee's right to self-insure and to continue to self-insure is conditioned upon and subject to:

                        (a) The Lessee having a tangible net worth, calculated in accordance with generally accepted accounting principles, consistently applied, of at least Three Hundred Million Dollars ($300,000,000.00) and net current assets, calculated in accordance with generally accepted accounting principles, consistently applied, of at least Seventy Five Million and No/100 Dollars ($75,000,000.00); and

                        (b) Upon Lessor's written request, the Lessee providing the most recently available audited financial statement, prepared in accordance with generally accepted accounting principles, consistently applied, to Lessor on or before the date which is thirty (30) days prior to the upcoming annual anniversary of the Rent Commencement Date which establishes and confirms that Lessee has the required net worth and net current assets, unless events occur that make it apparent that such net worth and/or net current assets has diminished below the required level (such as the bankruptcy of Lessee), in which event Lessee shall not be permitted to continue to self-insure.

                  (iv) Lessee shall provide Lessor a certificate describing the extent of self-insurance coverage maintained by Lessee.

            (e) BLANKET POLICIES: Lessee's obligation to carry the insurance required by this PARAGRAPH 14 may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished by reason of use by a blanket policy of insurance and provided further the requirements set forth in this PARAGRAPH 14 or otherwise satisfied. If Lessee uses such a blanket policy, Lessee shall deliver to Lessor satisfactory evidence that the Premises has been properly added to the blanket policy and evidence that the insurance company that issued the blanket policy has allocated to the Premises the type of insurance coverage in the amounts required by this PARAGRAPH 14 with the limitations of liability required by this Lease.

            (f) ADEQUACY OF INSURANCE: Lessor makes no representation or warranty to Lessee that the amount of insurance to be carried by Lessee under the terms of this Lease is adequate to fully protect Lessee's interest. If Lessee believes that the amount of any such insurance is insufficient, Lessee is encouraged to obtain, at its sole cost and expense, such additional insurance as Lessee may deem desirable or adequate. Lessee acknowledges that Lessor shall not, by the fact of approving, disapproving, waiving, accepting, or obtaining any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of such insurance, the solvency of any insurance companies or the payment or defense of any lawsuit in connection with such insurance coverage, and Lessee hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

            (g) LESSOR'S COVERAGE: At any time during the term hereof that Lessor shall have acquired fee title to the land underlying the Premises, Lessor shall be entitled to procure the coverage described in (c)(iii) above and require Lessee to reimburse Lessor for the premium cost thereof on an installment basis.

      15. LIENS: Lessee shall keep the Premises free and clear of all mechanics', materialmen's and other professional service liens. If, because of any act or omission (or alleged act or omission) of Lessee or any assignee or sublessee of Lessee, any mechanics', materialmen's or other lien, charge or order for the payment of money shall be filed or recorded against the Land or Improvements thereon, or against Lessor (whether or not such lien, charge or order is valid or enforceable as such), Lessee shall, at its sole cost and expense, cause the same to be canceled or discharged of record within thirty
(30) days after Lessee shall have received written notice of the filing such lien, or Lessee may, within such thirty (30) day period, furnish to Lessor, a bond pursuant to A.R.S. Section 33-1004 and satisfactory to Lessor against the lien, charge or order, in which case Lessee shall have the right to contest, in good faith, the validity or amount of such lien.

      16. DESTRUCTION OF PREMISES: If the Premises shall be wholly or partially damaged or destroyed by fire, by the elements or by other causes, Lessee shall, at its sole cost and expense, and whether the insurance proceeds are sufficient for the purpose, promptly repair, restore or rebuild the Premises so that upon completion of such repairs, restoration and/or rebuilding, the value and the rental value of the Premises shall equal or exceed the value and the rental value of the Premises prior to the occurrence of such casualty. Lessee shall have a reasonable time within which to so construct or repair the damaged Premises, provided that Lessee proceeds with due diligence. If any damage or destruction occurs within the last twelve (12) months of the Lease Term, Lessee shall have the right to cancel this Lease by giving written notice to Lessee within thirty (30) days after the occurrence of such damage or destruction, in which event all insurance proceeds payable on account of such damage or destruction shall be paid to Lessor. There shall be no abatement of Base Rent, Additional Rent or other charges or delay in the payment of Base Rent, Additional Rent or other charges on account of all or any portion of the Premises being unused because of damage or destruction. Although Lessee may have obtained business income insurance, Lessee shall timely make the payments of Base Rent required under this Lease even if the proceeds of such insurance are not immediately available to Lessee. Lessee hereby waives any statute now or in the future in effect which grants to Lessee the right to terminate a lease or which provides for an abatement of rent on account of damage or destruction, including without limitation A.R.S. Section 33-343. Unless Lessee then has the right to self insure in accordance with the provisions of PARAGRAPH 14(d), all insurance proceeds payable on account of damage to or destruction of the Improvements by fire or other casualty shall be deposited with a bank or trust company doing business in the State of Arizona having assets of at least Five Hundred Million and No/100 Dollars ($500,000,000.00) (the "DEPOSITORY"), in trust for the purpose of reimbursement of the costs of the demolition, restoration, repairs, replacements, rebuilding or alterations to the Improvements. Insurance proceeds on deposit with the Depository shall be advanced from time to time to Lessee for the restoration or as such work progresses, upon certification by the architect or engineer in charge of restoration work that the amounts requested either shall have been paid in connection with such restoration or shall be due to contractors, subcontractors, materialmen, architects or other persons who rendered services or furnished materials on account of the restoration work and, upon completion of such restoration work, the balance remaining in the Depository, if any, shall be disbursed to Lessor. Notwithstanding the foregoing, in the event of damage to or destruction of the Improvements by fire or other casualty as a result of which the proceeds of insurance are less than Twenty Five Thousand and No/100 Dollars ($25,000.00), such proceeds shall be payable directly to Lessee, in trust, to be applied against cost of restoring the Improvements and such funds shall be used only for the purpose of restoring the Improvements until such restoration work is complete and any excess proceeds shall be returned to Lessor.

      17. CONDEMNATION: If all or such portion of the Premises so as, in the reasonable judgment of Lessee, to make the balance thereof untenantable is condemned by eminent domain for any public or quasi-public use or purpose or is transferred in avoidance of an exercise of the power of eminent domain (an "APPROPRIATION"), then this Lease shall terminate as of the date that title vests in the condemning authority. All Base Rent and Additional Rent shall be paid up to such date of termination and Lessee shall have no further claim against Lessor nor against the condemning authority for the value of any unexpired term of the Lease, and the proceeds awarded on account of such Appropriation shall be allocated as follows: (a) to Lessor, an amount representing the Base Rent reserved under this Lease for the balance of the Lease Term; (b) to Lessor, an amount representing the value of Lessor's reversionary interest in the Premises; (c) to Lessee, to the extent available after the payments described in clauses (a) and (b) above, the straight line depreciated value of Improvements constructed by Lessee on the Land subsequent to the Commencement Date; and (d) to Lessor, the balance of the award. If the values of the respective interests of Lessee and Lessor shall be determined by a court or the awarding authority according to the provisions of clauses (a), (b),
(c) and (d) above, the values so determined shall be conclusive upon Lessor and Lessee. If such value shall not have been separately determined in the award, such value shall be reasonably determined by the parties. In the event of an Appropriation of a portion of the Premises which does not result in a termination of this Lease as provided above, the Base Rent payable hereunder shall be abated in the proportion which the land area of the portion of the Premises so taken bears to the total land area Premises immediately prior to the Appropriation. The entire award made by reason of any such partial Appropriation shall belong entirely to Lessor. Lessee hereby waives any statutory and/or common law rights of termination which may arise by reason of any Appropriation of the Land and/or the Improvements thereon including, without limitation, the provisions of A.R.S. Section 33-343.

      18. SIGNS: All signs shall be installed and maintained at the expense of Lessee and shall be in compliance with the Master Lease and the Declaration and any sign ordinance now in effect or in the future enacted by any governmental authority having jurisdiction over the Premises.

      19. UTILITIES: Lessee shall pay for all fuel, gas, oil, heat, electricity, power, water, telephone, trash removal and other utilities which may be furnished to or used by it in the Premises during the Lease Term. Lessee covenants to pay the charges for such utility services on or before the dates when such payments shall be due and to keep the Premises free and clear of any lien or encumbrance of any kind whatsoever constituting a charge against the Premises arising from the nonpayment or a delinquency in payment for said utility services.

      20.   INTENTIONALLY OMITTED.

      21.   ASSIGNMENT AND SUBLETTING:

            (a) CONSENT OF LESSOR REQUIRED: Lessee shall not, directly or indirectly, by operation of law or otherwise, assign, mortgage, or encumber this Lease, nor sublet or mortgage the Premises or any part thereof, without the prior written consent of Lessor under this Lease and the consent of the lessor under the Master Lease to the extent the consent of the lessor under the Master Lease is required by the terms of the Master Lease, which consent of the Lessor under this Lease shall not be unreasonably withheld, conditioned or delayed, provided that the Lessor under this Lease shall have no obligation to secure the consent of the lessor under the Master Lease so long as the Lessor under this Lease shall cooperate (at no or only nominal costs to Lessor) with Lessee in attempting to obtain the consent of the lessor under the Master Lease. Notwithstanding the provisions of the immediately preceding sentence, Lessor hereby consents to Lessee subletting approximately sixty four thousand (64,000) rentable square feet within the Improvements to Brillian Corporation, a Delaware corporation and affiliate of Lessee ("BRILLIAN") in substantial accordance with the terms, covenants and provisions of the sublease attached to this Lease as EXHIBIT "B" (the "BRILLIAN SUBLEASE"), which shall be in substantially the form of EXHIBIT "B." The Brillian Sublease shall be subject and subordinate to all of the terms, covenants and provisions of this Lease. Lessee shall provide to Lessor a true, correct and complete copy of the Brillian Sublease promptly following the execution thereof. Any attempted transfer, mortgage, assignment or subletting, including any involuntary transfers or assignments by operation of law, without such consent shall be void, shall constitute an Event of Default and shall confer no rights upon any third person. No such transfer, mortgage, assignment or subletting (including the Brillian Sublease) shall relieve Lessee of its liability for the full performance of all of the terms, agreements, covenants and conditions of this Lease. A consent by Lessor to one transfer, mortgage, assignment or subletting shall not operate as a waiver of this paragraph as to any further transfer, mortgage, assignment or subletting and this paragraph shall apply to any transferee, assignee or sublessee. Lessee shall reimburse Lessor for Lessor's reasonable attorneys' fees and costs (not to exceed, however, One Thousand and No/100 Dollars ($1,000.00)) in connection with the processing and documentation of any such requested transfer, mortgage, assignment or subletting.

            (b) DOCUMENTATION OF TRANSFERS: Each transfer, mortgage, assignment or subletting to which there has been consent shall be by an instrument in writing in a form satisfactory to Lessor, and shall be executed by
(i) the transferor, mortgagor, assignor or sublessor, who shall affirm its continuing liability under the Lease; (ii) the transferee, mortgagee, assignee or sublessee, who shall agree in writing for the benefit of Lessor to assume, to be bound by and to perform the terms, covenants and conditions of this Lease; and (iii) by Lessor, for the purpose of acknowledging its consent. One executed copy of such written instrument shall be delivered to Lessor. The acceptance of Base Rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to the transfer, mortgage, assignment or subletting of the Premises.

            (c) DEEMED TRANSFERS: If Lessee (including any entity later becoming Lessee) is a corporation (excepting a corporation whose stock is publicly traded on a nationally recognized stock exchange or is traded Over the Counter on the Nasdaq or NMS systems), limited liability company, partnership or association, the transfer, assignment or hypothecation of more than forty-nine percent (49%) of any stock or other interest in such corporation, limited liability company, partnership or association shall be deemed an assignment or transfer within the meaning of and subject to this Paragraph 21. Notwithstanding the foregoing, Lessor hereby acknowledges and consents to Lessee's right, without further approval from Lessor but only after written notice to Lessor, to sublease the Premises or assign its interest in this Lease (i) to a corporation that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Lessee; (ii) in the event of the merger or consolidation of Lessee with another corporation; or (iii) in the event of a sale or transfer of all or substantially all of the stock of Lessee or all or substantially all of Lessee's assets in a single transaction to a single purchaser (collectively, the "PERMITTED TRANSFERS"). No Permitted Transfer shall relieve Lessee of its liability under this Lease and Lessee shall remain liable to Lessor for the payment of all Base Rent and additional rent and the performance of all covenants and conditions of this Lease applicable to Lessee.

            (d) STATUS OF BRILLIAN SUBLEASE: In the event Lessee shall default under this Lease and this Lease shall be terminated, the Brillian Sublease may, in Lessor's sole and absolute discretion, be recognized as a direct lease between Lessor and Brillian on all of the terms and conditions of the Brillian Sublease, together with such modifications as shall be necessary in order to create such a direct relationship between Lessor and Brillian. In the event of such a default/termination and in the event Lessor determines that the Brillian Sublease shall be so recognized, Lessor shall provide written notice thereof to Lessee and Brillian. Brillian shall bear all costs and expenses (including reasonable attorney's fees) incurred in connection with documenting such direct relationship and constructing and/or altering the Improvements as may be reasonably necessary to demise the premises which is the subject of the Brillian Sublease as a separate premises. Further, in the event of any such default/termination, Lessor shall not be (i) obligated to cure any defaults under the Brillian Sublease; or (ii) liable for any act or omission of Lessee; or (iii) subject to any offsets or defenses which Brillian might have against Lessee; or (iv) bound by any base rental or additional rental which Brillian might have paid for more than the current month; or (v) bound to commence or complete any construction or to make any contribution towards the construction or installation of any improvements upon or within the premises subleased by Brillian; and (vi) obligated to return any security or other deposit, expect to the extent actually paid to Lessor.

      22. SURRENDER: At the expiration of this Lease, Lessee shall peaceably and quietly surrender the Premises to Lessor in a broom-clean and sanitary condition and in good order, condition and repair with all building systems in the Improvements in good working order.

      23. TITLE TO IMPROVEMENTS: Title to the Improvements and all changes, additions and alterations therein, and all renewals and replacements thereof, when made, erected, constructed, installed or placed upon the Premises, shall be and remain in Lessor during the Lease Term and Lessor alone shall be entitled to any depreciation, credits or other tax benefits associated with the ownership of the Improvements.

      24. DEFAULT - GROUNDS: The occurrence of any of the following events will constitute an Event of Default (herein so called) on the part of Lessee:

            (a) failure to pay any installment of Base Rent, any Additional Rent or any other sum due and payable under this Lease when such payment is due, which failure is not cured within ten (10) days after written notice thereof by Lessor to Lessee;

            (b) failure in the performance of any of Lessee's agreements or obligations under this Lease, such default (except failure in the payment of any installment of Base Rent, any Additional Rent or any other monetary obligation under this Lease) continuing for thirty (30) days after written notice thereof from Lessor to Lessee, provided that if such default is other than the payment of money and cannot be cured within such thirty (30) day period, then an Event of Default shall not have occurred if Lessee, within such thirty (30) day period, commences curing of such failure and diligently and in good faith prosecutes the same to completion and furnishes evidence thereof to Lessor within an additional one hundred eighty (180) days thereafter;

            (c)   a general assignment by Lessee for the benefit of creditors.

            (d) the filing of a voluntary petition in bankruptcy by Lessee or the filing of an involuntary petition by Lessee's creditors, such involuntary petition remaining undischarged for a period of sixty (60) days;

            (e)   abandonment by Lessee of the Premises;

            (f) the appointment of a receiver to take possession of substantially all of Lessee's assets or of this leasehold, such receivership remaining undissolved for a period of sixty (60) days;

            (g) the levy of a writ of attachment or execution or other judicial seizure of substantially all of Lessee's assets or this leasehold, such attachment, execution or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof; or

            (h) the occurrence of an Event of Default under any other provision of this Lease (any required notice having been given and any applicable cure period having expired).

      25.   DEFAULT - REMEDIES:

            (a) LESSOR'S RIGHT TO RE-ENTER: Upon the happening of any Event of Default, Lessor, at any time thereafter, may:

                  (i) with or without notice or demand, declare this Lease to be terminated and re-enter the Premises or any part thereof (with or without process of law) and expel or remove therefrom Lessee and all parties occupying the same or any of them, using such force as may be necessary to do so, and retake possession of the Premises without prejudice to any remedies that Lessor might otherwise have by reason of such default; or

                  (ii) re-enter the Premises at Lessor's option, without declaring this Lease to be terminated, and relet the Premises or any part thereof for the account of Lessee, on such terms and conditions and at such rent as Lessor may then deem desirable, collecting such rent and applying it to the amount due from Lessee hereunder, to the expenses of reletting and to any other damages or expenses sustained by Lessor, recovering from Lessee the difference between the proceeds of such reletting and the amount of the Base Rent reserved and to be paid by Lessee under this Lease, which sum Lessee shall pay upon demand.

                  (iii) Should Lessor terminate this Lease by reason of an Event of Default by Lessee, Lessor may recover from Lessee the amount, at the time of such termination, equal to the excess, if any, of the amount of Base Rent and charges equivalent to Base Rent reserved under this Lease for the balance of the Lease Term over the then reasonable rental value of the Premises for the same period. Lessor will not, by any re-entry or other act, be deemed to have terminated this Lease, or the liability of Lessee for the total Base Rent reserved under this Lease or any installment thereof then due or thereafter accruing or for damages, unless Lessor notifies Lessee in writing that Lessor has so elected to terminate this Lease.

            (b) INTEREST ON PAST DUE AMOUNTS: In addition to late charge described in PARAGRAPH 6 above, if any installment of Base Rent, any Additional Rent or any other payment is not paid promptly when due, which failure is not cured within ten (10) days after written notice thereof by Lessor to Lessee, it will bear interest at the rate of eighteen percent (18%) per annum from the date on which it becomes due until paid; provided, however, this provision is not intended to relieve Lessee from any default in the making of any payment at the time and in the manner specified in this Lease. The foregoing interest, expenses and damages will be recoverable from Lessee by the exercise of Lessor's remedies hereinabove set forth.

            (c) BANKRUPTCY OF LESSEE: In the event of the bankruptcy, reorganization, liquidation, or dissolution of the Lessee, or in the event Lessee shall make an assignment for the benefit of creditors, or in the event Lessee shall seek similar relief under any present or future Federal or State bankruptcy act, which relief results in a stay of the termination of this Lease, then, the Base Rent and Additional Rent payable under this Lease shall be deemed to be an administrative expense. In addition, the Lessee, as debtor in possession, or if appointed, the Trustee in bankruptcy, must assume or reject this Lease and the Brillian Sublease within sixty (60) days (or such shorter period of time as may be permitted by law) after the filing of the petition in bankruptcy; failing this action, Lessee agrees not to oppose Lessor's motion for a summary ruling by the bankruptcy court that this Lease be deemed rejected.

            (d) REMEDIES CUMULATIVE: The remedies of Lessor specified in this Lease will be cumulative and non-exclusive as to each default to the extent allowed by law and the exercise by Lessor of one remedy shall not preclude the exercise by Lessor of further or additional remedies. Additionally, Lessor shall be entitled to all rights and remedies granted to a lessor in equity, at law, or by statute.

      26. RIGHT TO CURE: In the event Lessor shall neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease on its part to be performed or observed, and such failure continues for thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if Lessor shall fail to commence the curing of said default within the thirty (30) day period and proceed diligently thereafter to complete the curing of the default), then Lessor shall be responsible to Lessee for any actual damages sustained by Lessee as a result of Lessor's breach, but not special or consequential damages.

      27. HOLDING OVER: It is agreed that the date of the expiration of this Lease and the right of Lessor to recover immediate possession of the Premises upon the expiration of this Lease is an important and material matter affecting the parties and the rights of third parties, all of which have been specifically considered by Lessor and Lessee. In the event of any continued occupancy or holding over of the Premises without the express written consent of Lessor beyond the end of the Lease Term, whether in whole or in part, or by leaving property on the Premises, which property remains on the Premises for a period of fifteen (15) days following written notice by Lessor to Lessee directing Lessee to remove such property, this Lease will be deemed a monthly tenancy and Lessee will pay the greater of (a) one and one-half (1-1/2) times the Base Rent then in effect pursuant to PARAGRAPH 4, in advance at the beginning of each held-over month, plus any other charges or payments contemplated in this Lease, or (b) any other costs, expenses, damages, liabilities, and attorney's fees incurred by Lessor on account of Lessee's holding over.

      28. STATEMENT FROM LESSOR AND LESSEE: Lessee shall, at any time and from time to time, within ten (10) days after written request by Lessor, without charge, execute, acknowledge and deliver to Lessor a written statement certifying that this Lease is unmodified and in full force and effect if such is the fact (or, if there has been any modification to this Lease stating the modification) and the dates to which Base Rent and Additional Rent have been paid in advance, if any. It is understood that any such statement may be relied upon by any prospective purchaser of Lessor, or by any mortgagee or assignee of any mortgage of Lessor, or by the trustee or beneficiary of any deed of trust constituting a lien upon the Premises. Lessor shall, at any time and from time to time, within ten (10) days after written request by Lessee, without charge, execute, acknowledge and deliver to Lessee a written statement certifying that this Lease is unmodified and in full force and effect if such is the fact (or, if there has been any modification to this Lease, stating the modification) and the dates to which Base Rent and Additional Rent have been paid in advance, if any.

      29. NOTICES - MANNER OF GIVING: All notices required to be given hereunder are to be in writing. Such notice shall personally be delivered or sent by United States certified mail, return receipt requested, postage prepaid, addressed to Lessor at c/o Paragon Properties, LLC, 7202 East Carefree Drive, Suite 200, Post Office Box 5061, Carefree, Arizona 85377, Attn: Mr. Douglas Dragoo, with a copy to Michael N. Widener, Bonnett, Fairbourn, Friedman & Balint, P.C., 2901 North Central Avenue, Suite 1000, Phoenix, Arizona 85012-2730, and to Lessee at Three-Five Systems, Inc., 1600 North Desert Drive, Tempe, Arizona 85281, Attention: Jeffrey D. Buchanan, with a copy to Greenberg Traurig, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016, Attention:
Kevin J. Morris, or to such other place as the respective addressee may have desinated in a written notice to the other party. Service by mail will be deemed to have occurred on actual receipt or refusal to accept.

      30. LESSOR'S RIGHT TO PERFORM LESSEE'S COVENANTS: If Lessee shall at any time fail to pay any sum in accordance with the provisions of this Lease, or shall fail to make any other payment or perform any other act on its part to be made or performed, then Lessor, following the expiration of any applicable cure or grace period under this Lease (or without notice in case of emergency) and without waiving, or releasing Lessee from any obligation of Lessee contained in this Lease, may, but shall be under no obligation to: (a) pay any sum payable by Lessee pursuant to the provisions of this Lease; or (b) make any other payment or perform any other act on Lessee's part to be made or performed as in this Lease provided; and may enter upon the Premises for any such purpose, and take all such action as may be necessary. All sums so paid by Lessor and all costs and expenses, including reasonable attorneys' fees, incurred by Lessor in connection with the performance of any such act shall be paid by Lessee to Lessor on demand, together with interest thereon at the rate of eighteen percent (18%) per annum from the respective dates of Lessor's making of each such payment or incurring of each such cost and expense, including reasonable attorney's fees, until repaid by Lessee in full.

      31. WAIVER: No waiver of any default by either party under this Lease will be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver will affect any default other than the default specified in the waiver, and then such waiver will be operative only for the time and to the extent expressly stated. A waiver by either party of any provision of this Lease will not be construed as a waiver of any subsequent breach of the same provision, nor will the consent or approval by either party to or of any act by the other be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts. Any waiver to be effective shall be in writing and shall be signed by the party to be charged by such waiver.

      32. TIME: Time is of the essence of each and every provision of this Lease.

      33. NO RECORDING: Lessee shall not record this Lease or any abstract or memorandum of this Lease without the prior written consent of Lessor.

      34. FEE MORTGAGES: This Lease is and shall be automatically subject and subordinate to all present and future ground or underlying leases (including the Master Lease), mortgages and deeds of trust and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the provisions of this immediately preceding sentence, the obligation of Lessee to subordinate this Lease to a mortgage or deed of trust shall be conditioned upon the holder of such mortgage or deed of trust entering into a subordination, non-disturbance and attornment agreement with Lessee in a form reasonably acceptable to Lessor, Lessee and the holder of such mortgage or deed of trust.

      35. INVALIDITY: If any provision or any part of this Lease shall be determined to be invalid, unenforceable or illegal, then such provision shall be deemed severed from this Lease, and shall not affect the remaining provisions of this Lease.

      36. CONSTRUCTION: This Lease, its construction, validity and effect, shall be governed and construed by and in accordance with the laws of the State of Arizona. All provisions of this Lease have been negotiated by both parties at arm's length and neither party shall be deemed to be the scrivener of this Lease. In addition, if either party has made a scrivener's error with regard to division, multiplication, addition, or subtraction of any numbers or arithmetic calculation in this Lease, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision of this Lease.

      37. ATTORNEYS' FEES: In the event that it becomes necessary for any party to employ an attorney to enforce any of the terms or provisions of this Lease, the defaulting party shall pay to the prevailing party all reasonable attorneys' fees and court costs (if any) incurred, the amount to be fixed by the court without a jury.

      38. BINDING EFFECT: This Lease shall inure to the benefit of and shall be binding upon the parties, their heirs, personal representatives, successors and permitted assignees.

      39. TRIPLE NET LEASE: It is the purpose and intent of Lessor and Lessee that this Lease be a so-called "TRIPLE NET LEASE." As such, Lessor and Lessee intend and agree that (a) the Base Rent shall be absolutely net to Lessor, so that this Lease shall yield, net to Lessor the Base Rent specified in this Lease, (b) come hell or high water, all costs, operating expenses, taxes premiums, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises, excepting only certain net income taxes of Lessor which may arise or become due during or out of the Lease Term, shall be paid or discharged by Lessee, (c) come hell or high water, each and every obligation that may arise or be related to the Premises shall be performed by Lessee at its sole cost and expense, and (d) that Lessor shall be indemnified and held harmless by Lessee for, from and against such costs, operating expenses, taxes, premiums, fees, interest, charges, expenses, reimbursements and obligations, Lessee expressly covenanting to pay and perform all of the foregoing.

      40. CONVEYANCE BY LESSOR: In the event Lessor or any successor Lessor shall convey or otherwise dispose of the Premises, it shall thereupon be released from all liabilities and obligations imposed upon the Lessor under this Lease (except those accruing prior to such conveyance or other disposition) and such liabilities and obligations shall be binding solely upon the then owner of the Premises.

      41. NO PERSONAL LIABILITY TO LESSOR: Lessee shall look solely to Lessor's interest in the Premises for the satisfaction of any judgment or decree requiring the payment of money by Lessor which is based on any default or other claim arising under this Lease (whether in contract, tort or for breach of any express or implied covenant contained in this Lease). No other property or assets of Lessor, or any member, partner of, or shareholder or investor in Lessor, shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree. Lessee hereby waives, to the fullest extent permitted by law, any right to satisfy any money judgment against Lessor except from Lessor's interest in the Premises.

      42. QUIET ENJOYMENT: So long as there is not in existence an Event of Default, Lessee may quietly have, hold and enjoy the Premises during the Lease Term, free from hindrance or molestation by Lessor and persons claiming by, through and under Lessor, subject, however, to the terms, covenants and provisions of the Master Lease.

      43. COMMISSIONS: Lessee warrants and represents to Lessor that no finder's fee, real estate sales or brokerage commissions are or will be due in connection with this Lease. Further, Lessee agrees to indemnify, defend and hold harmless for, from and against any claims by third parties claiming by, through or under any relationship with Lessee for a finder's fee, real estate or brokerage commissions in connection with this Lease.

      44. NO PARTNERSHIP: Nothing contained in this Lease shall be deemed or construed as creating an agency, partnership or joint venture relationship between Lessor and Lessee or between Lessor and any other party, or cause Lessor to be responsible in any way for the debts or obligations of Lessee or any other party.

      45.   [INTENTIONALLY OMITTED].

      46. CONSENT OF LESSOR: Lessor shall have no liability to Lessee for any damages resulting from Lessor's failure to give any consent, approval or instruction expressly reserved in this Lease to Lessor. Lessee acknowledges and agrees that Lessee's sole remedy in any such event shall be to commence an action against Lessor seeking injunctive relief.

      47. SURVIVAL OF OBLIGATIONS: Lessee's obligations set forth in this Lease shall survive the expiration or earlier termination of this Lease with respect to acts, omissions, liabilities and amounts which occurred or accrued, as the case may be, prior to the expiration or earlier termination of this Lease. Similarly, Lessor's obligations to Lessee contained in this Lease shall survive the expiration or earlier termination of this Lease with respect to such acts, omissions, liabilities and amounts which occurred or accrued, as the case may be, prior to the expiration or earlier termination of this Lease.

      48. ENTIRE AGREEMENT: This Lease constitutes the entire agreement between Lessor and Lessee with respect to the lease of the Premises and supersedes any and all other prior written or oral agreements or understandings with respect to the Premises. This Lease may not be modified or amended in any respect except by an instrument signed in writing by both Lessor and Lessee.

      49. RUBBISH REMOVAL: Lessee shall keep the Premises clean, both inside and outside, at its sole cost and expense and shall remove the ashes, garbage, excelsior, straw, and other refuse from the Premises. Lessee shall not burn any materials or rubbish of any description upon the Premises. Lessee shall keep all accumulated rubbish in covered containers and shall have same removed regularly.

      50.   HAZARDOUS MATERIALS:

            (a) HAZARDOUS MATERIALS LAWS: The term "HAZARDOUS MATERIALS LAWS" means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions (including the so-called "COMMON-LAW") relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about any of the improved real properties comprising the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C.. 9601, et seq., the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C.. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.. 1801, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

            (b) HAZARDOUS MATERIALS: The term "HAZARDOUS MATERIALS" means any chemical, compound, material, substance or other matter that: (i) is a flammable explosive, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; (ii) is controlled, designated in or governed by any Hazardous Materials Law; (iii) gives rise to any reporting, notice or publication requirements under any Hazardous Materials Law; or (iv) gives rise to any liability, responsibility or duty on the part of Lessee or Lessor with respect to any third person under any Hazardous Materials Law.

            (c) USE: Except as expressly provided otherwise in this Lease, Lessee shall not allow any Hazardous Material to be used, generated, released, stored or disposed of on, under or about, or transported from, any of the Premises, unless: (i) such use is specifically disclosed to and approved by Lessor in writing prior to such use; and (ii) such use is conducted in compliance with the provisions of this PARAGRAPH 50. Lessor may approve such use subject to reasonable conditions to protect the Premises and Lessor's interests. Lessor may withhold approval if Lessor determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Lessee has not provided reasonable assurances of its ability to remedy such a violation and fulfill its obligations under this PARAGRAPH 50(c). Notwithstanding the provisions of this PARAGRAPH 50(c) to the contrary, Lessee shall be permitted to store and use on the Premises such Hazardous Materials in de minimis quantities as are reasonable, necessary and incidental to business operations on the Premises as described in this Lease so long as Lessee does so in strict compliance with applicable Hazardous Materials Laws.

            (d) COMPLIANCE WITH LAWS: Lessee shall strictly comply with, and shall maintain its operations on the Premises in compliance with, all Hazardous Materials Laws. Lessee shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Lessee's operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Lessor's request, Lessee shall deliver copies of, or allow Lessor to inspect, all such permits, licenses and approvals. Lessee shall perform any monitoring, investigation, clean-up, removal and other remedial work (collectively, "REMEDIAL WORK") required as a result of any release or discharge by Lessee of Hazardous Materials affecting the Premises or any violation of Hazardous Materials Laws by Lessee or any assignee or sublessee of Lessee or their respective agents, contractors, employees, licensees, or invitees. Lessor shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Lessor's interests.

            (e) COMPLIANCE WITH INSURANCE REQUIREMENTS: Lessee shall comply with the requirements of Lessor's and Lessee's respective insurers regarding Hazardous Materials and with such insurers' recommendations based upon prudent industry practices regarding management of Hazardous Materials.

            (f) NOTICE; REPORTING: Lessee shall notify Lessor, in writing, within two (2) days after any of the following: (a) a release or discharge of any Hazardous Material, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency; (b) Lessee's receipt of any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Lessee's receipt of any warning, notice of inspection, notice of violation or alleged violation, or Lessee's receipt of notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Lessee's receipt of notice or knowledge of any claims made or threatened by any third party against Lessee or the Premises relating to any loss or injury resulting from Hazardous Materials. Lessee shall deliver to Lessor copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.

            (g) TERMINATION; EXPIRATION: Upon the termination or expiration of this Lease, Lessee shall remove any equipment, improvements or storage facilities utilized by Lessee in connection with any Hazardous Materials and shall, clean up, detoxify, repair and otherwise restore the Premises to a Hazardous Materials condition comparable to such condition as existed on the Commencement Date.

            (h) INDEMNITY: Lessee shall protect, indemnify, defend and hold Lessor, the lessor under the Master Lease and the fee owner of the Land harmless for, from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach by Lessee, any assignee or sublessee of Lessee or their respective agents, servants, contractors or employees of any provisions of this PARAGRAPH 50 or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Lessee or any sublessee or assignee of Lessee, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Lease term or Lessee's occupancy of Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Neither the consent by Lessor to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Material Laws shall excuse Lessee from Lessee's indemnification obligations pursuant to this PARAGRAPH 50(h). The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of PARAGRAPH 14 of this Lease.

            (i) ENTRY AND INSPECTION; CURE: Lessor and its agents, employees and contractors, shall have the right, but not the obligation, to enter the Premises at all reasonable times to inspect the same and Lessee's compliance with the terms and conditions of this PARAGRAPH 50, or to conduct investigations and tests. No prior notice to Lessee shall be required in the event of an emergency, or if Lessor has reasonable cause to believe that violations of this PARAGRAPH 50 have occurred, or if Lessee consents at the time of entry. In all other cases, Lessor shall give at least twenty-four (24) hours prior notice to Lessee. Lessor shall have the right, but not the obligation, to remedy any violation by Lessee of the provisions of this PARAGRAPH 50 or to perform any Remedial Work which is necessary or appropriate as a result of any governmental order, investigation or proceeding attributable to the acts or omissions of Lessee or any sublessee or assignee or their respective agents, servants, contractors or employees. Lessee shall pay, upon demand, as additional rent, all costs incurred by Lessor in remedying such violations or performing all Remedial Work, plus interest thereon at the rate of fifteen percent (15%) per annum from the date of demand until the date received by Lessor.

            (j) EVENT OF DEFAULT: The release or discharge by Lessee or any sublessee or assignee of Lessee or their respective agents, servants, contractors or employees of any Hazardous Material or the violation by Lessee or any sublessee or assignee or their respective agents, servants, contractors or employees of any Hazardous Materials Law shall constitute an Event of Default by Lessee under this Lease. In addition to and not in lieu of the remedies available under this Lease as a result of such Event of Default, Lessor shall have the right, without terminating this Lease, to require Lessee to suspend its operations and activities on the Premises affected thereby until Lessor is satisfied that appropriate Remedial Work has been or is being adequately performed and Lessor's election of this remedy shall not constitute a waiver of Lessor's right thereafter to pursue the other remedies set forth in this Lease.

      51. REPRESENTATIONS AND WARRANTIES OF LESSEE: Lessee represents and warrants to Lessor as follows:

            (a) AUTHORITY OF LESSEE: Lessee is a corporation, duly organized, validly existing under the laws of the State of Delaware and qualified to do business in the State of Arizona. The persons who have executed this Lease on behalf of Lessee are duly authorized to do so.

            (b) ENFORCEABILITY: This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, general principles of equity, whether enforceability is considered in a proceeding in equity or at law and to the qualification that certain waivers, procedures, remedies and other provisions of this Lease may be unenforceable under or limited by applicable law, however, none of the foregoing shall prevent the practical realization to Lessor of the benefits intended by this Lease.

            (c) LITIGATION: To the best of its knowledge, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessee before any court, arbitrator or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition or operations of Lessee.

            (d) ABSENCE OF BREACHES OR DEFAULTS: To the best of its knowledge, Lessee is not, and the execution, delivery and performance of this Lease and the documents, instruments and agreements, if any, provided for herein will not result in any breach of or default under any other document, instrument or agreement to which Lessee is a party or by which Lessee is subject or bound.

      52. REPRESENTATIONS AND WARRANTIES OF LESSOR: Lessor represents and warrants to Lessee as follows:

            (a) AUTHORITY OF LESSOR: Lessor is a limited liability company, duly formed and organized and validly existing under the laws of the State of Arizona and qualified to do business in the State of Arizona. The persons who have executed this Lease on behalf of Lessor are duly authorized to do so.

            (b) ENFORCEABILITY: This Lease constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, general principles of equity, whether enforceability is considered in a proceeding in equity or at law and to the qualification that certain waivers, procedures, remedies and other provisions of this Lease may be unenforceable under or limited by applicable law, however, none of the foregoing shall prevent the practical realization to Lessor of the benefits intended by this Lease.

            (c) LITIGATION: To Lessor's actual knowledge, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessor before any court, arbitrator or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition or operations of Lessor.

            (d) ABSENCE OF BREACHES OR DEFAULTS: To Lessor's actual knowledge, Lessor is not, and the execution, delivery and performance of this Lease and the documents, instruments and agreements, if any, provided for herein will not result in any breach of or default under any other document, instrument or agreement to which Lessor is a party or by which Lessor is subject or bound.

      53. SEVERABILITY: If any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. It is the intention of Lessor and Lessee that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

      54. LESSEE FINANCIAL INFORMATION: Annually during the Lease Term, promptly following Lessor's request, Lessee shall provide to Lessor financial statements for Lessee which will include a balance sheet, income statement, statement of changes in equity, statement of consolidated cash flows and such other financial information as Lessor may reasonably request.

      55. WAIVER OF REDEMPTION: Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Lessee shall be evicted or dispossessed for any cause, or in the event of Lessor obtaining possession of the Premises by reason of the violation by Lessee of any of the covenants and conditions of this Lease or otherwise. The rights given to Lessor in this PARAGRAPH 55 are in addition to any rights that may be given to Lessor by any statute or otherwise.

      56. DISCLAIMER: LESSOR AND LESSEE EACH HEREBY WAIVE AND DISCLAIM ANY COVENANT OR OBLIGATION OF GOOD FAITH AND FAIR DEALING THAT MAY BE IMPLIED IN THIS LEASE AND EACH OF LESSOR AND LESSEE ACKNOWLEDGE AND

AGREE THAT NEITHER HAS ANY OBLIGATION TO BARGAIN IN GOOD FAITH OR IN ANY WAY OTHER THAN AT ARM'S LENGTH. NEITHER LESSOR NOR LESSEE MAY REASONABLY RELY ON ANY PROMISE INCONSISTENT WITH THE PROVISIONS OF THIS ARTICLE. THIS ARTICLE SUPERSEDES ANY OTHER CONFLICTING LANGUAGE CONTAINED IN THIS LEASE WHICH MAY IMPLY THE EXISTENCE OF A COVENANT OF GOOD FAITH AND FAIR DEALING.

      57. BROKERAGE DISCLOSURE: Lessor and Lessee acknowledge and agree that Lessor has disclosed to Lessee that officers, directors, shareholders, employees and/or affiliates of Lessor may be licensed real estate brokers and salespersons in the State of Arizona.

      58. WAIVER OF RIGHT TO JURY TRIAL: LESSOR AND LESSEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING OR HEARING BROUGHT BY EITHER LESSOR OR LESSEE AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE OR LESSEE'S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE OR ORDINANCE.

      IN WITNESS WHEREOF, the parties have executed this Lease on the day and year first above written.

LESSOR:                                     LESSEE:

PAPAGO PARAGON PARTNERS, LLC, an            THREE-FIVE SYSTEMS, INC., a Delaware
Arizona limited liability company           corporation

By: APEX Property Solutions, LLC, an
Arizona limited liability company, its
Manager

                                            By: /s/ Jeffrey D. Buchanan
                                                -----------------------------
By: /s/ Douglas A. Dragoo                   Name: Jeffrey D. Buchanan
    ---------------------------             Its: Executive Vice President/Chief
Name: Douglas A. Dragoo                          Financial Officer
Its: Manager


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